CHINA DIRECT, INC.
Lock-Up Agreement

January 23, 2009
China Direct, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL 33441

Re:  Marc Siegel/China Direct, Inc. – Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement (“Lock-Up Agreement”) is dated as of January 23, 2009 by and among China Direct, Inc. (the “Company”) and Marc Siegel (“Siegel”) with respect to the sale of the Company’s common stock, $.0001 par value per share (the “Common Stock”) owned by Siegel.

In connection with the January 23, 2009 Separation and Severance Agreement entered into by and between the Company and Siegel (the “Separation Agreement”), Siegel agrees that, commencing on the date hereof and ending when Siegel no longer owns any shares of the Company’s Common Stock (the “Lock-Up Period”), except for Excepted Sales, as defined herein, Siegel will not sell, offer to sell, make any short sale or otherwise dispose of any shares of the Common Stock owned by Siegel (including Common Stock held indirectly or as a custodian by Siegel).

The term “Excepted Sales” for purposes of this Lock-Up Agreement shall mean the following:

(i)  For a period commencing on the date hereof and concluding on the 90 day anniversary of this Lock-Up Agreement (the “Private Transaction Lock-Up Period”), Siegel may offer and sell up to a maximum of 700,000 shares of Common Stock plus the Severance Shares as that term is defined in the Separation Agreement (the “Private Transaction Shares”) in one or more private transactions.  Siegel agrees not to remove the restrictive legend on the Private Transaction Shares pursuant to Rule 144 under the Securities Act of 1933 or any other applicable rule or regulation until a definitive and binding agreement to sell those shares in a private transaction has been entered into between Siegel and the buyer of such shares; and

(ii)  A number of shares of the Common Stock owned by Siegel in amounts that do not exceed 10% of the daily trading volume of the Company’s Common Stock at the Volume-Weighted Average Price (VWAP) of the Common Stock.

Siegel agrees that any breach of this Lock-Up agreement will entitle the Company to terminate the January 23, 2009 Consulting Agreement entered into by and among the Company and Siegel.  In addition, in the event Siegel breaches any of the terms of this Lock-Up Agreement, and if requested by the Company, Siegel shall pay to the Company an amount equal to 50% of the proceeds from such sales in violation of this Lock-Up Agreement as liquidated damages.  If legal and collection actions are required to enforce the terms of this Lock-Up Agreement, Siegel shall be liable for legal fees and collections fees incurred by the Company in connection with such action.  In no event shall the Company exercising its rights under this section be precluded by the exercise of such rights from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have against Siegel in respect of any breach or default by Siegel hereunder.

China Direct, Inc.
January 23, 2009

Notwithstanding the foregoing, Siegel may transfer the Common Stock he owns (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of Siegel or the immediate family of Siegel, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  Siegel now has, and, except as contemplated by clauses (i) and (ii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Common Stock, free and clear of all liens, encumbrances, and claims whatsoever.  Siegel also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Common Stock owned by Siegel except in compliance with the foregoing restrictions.  In addition, Siegel may sell such additional shares of the Common Stock he owns as may be approved in writing by the Company from time to time in the Company’s absolute discretion.

Siegel understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon Siegel’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Florida to be applied.  In furtherance of the foregoing, the internal laws of the State of Florida will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Very truly yours,
/s/ Marc Siegel
Marc Siegel

Agreed to and Acknowledged:

China Direct, Inc.
By: /s/James Wang
Name: Yuejian (James) Wang
Title: Chief Executive Officer, Chairman of the Board of Directors